Exhibit 99.   Resignation Letter from Leek & Associates, P.A.

                            LEEK & ASSOCIATES, P.A.

                                March 23, 1998

James J. Connors, Jr., President
Consolidated Eco-Systems, Inc.
4294 Lakeland Drive, Suite 200
Jackson, MS 39208

Dear Jim:

Regretfully, my firm has decided to resign as your auditors and withdraw from providing such services. We have worked diligently for two weeks to advise you on matters relative to your prior auditors, gather records to audit, and perform preliminary audit procedures. As I advised you in a memorandum dated March 13 (following), we have had limited success in obtaining records to audit. I gave Chip Sexton a four page list this morning of what we still needed, and it is substantial. I have concluded over the weekend that we can not complete the services you require in the time you need without these records being available immediately. After my discussion with Chip this morning, it is apparent that the records are not available.

This morning, I presented the proposition to Chip that BDO Seidman in alliance with Brown, Rogers & Company in Little Rock (whom I had arranged as concurring partner) would be the best choice as auditors with respect to transition. They are very aware of the Company and its situation. That discussion is in progress. My firm will do whatever is needed to transition smoothly.

This resignation is effective at the end of today, March 23, but we will continue to work through Thursday, March 26, in a limited capacity in the role of gathering documents to audit. Payment for these services and the bill I submitted this morning will be due Friday, March 27, net of our retainer, as we agreed in my engagement letter. I have never received that engagement letter I sent you dated March 5, which was to be signed and returned.

Thank you for your confidence in us. Good luck in the future.

                                    Sincerely,
                                    /s/ Stephen A. Leek
                                    Stephen A. Leek

SAL/cdc
cc:   Chip Sexton
      Frazier Rogers